Exhibit 4.07

MERU NETWORKS, INC.

SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

This Service-Based Restricted Stock Unit Plan and Agreement (this “Agreement”), by and between Meru Networks, Inc., a Delaware corporation (the “Company”), and Bami Bastani (“you”), is effective as of March 21, 2012 (the “Grant Date”).

1. Grant of Stock Units. Effective on the Grant Date, the Company confirms that the Compensation Committee of its Board of Directors has approved the grant to you of an aggregate of 50,000 stock units (the “Stock Units”), which shall represent the Company’s obligation to deliver an aggregate of 50,000 shares of its common stock (each share of the Company’s common stock, a “Share”) or cash, or some combination thereof, on a future specified date and according to the vesting and other terms set forth in this Agreement. This award of Stock Units under this Agreement is referred to as the “Award.”

2. Vesting. The Stock Units shall vest based on the duration of your Service to the Company. On the Grant Date, all of the Stock Units shall be initially unvested and shall vest as follows: (i) 10,000 Stock Units and the Shares subject to such Stock Units vest on December 31, 2012, (ii) 17,500 Stock Units and the Shares subject to such Stock Units vest on December 31, 2013, and (iii) 22,500 Stock Units and the Shares subject to such Stock Units vest on December 31, 2014, subject, in each case, to your continued Service to the Company as of each applicable vesting date. For clarity, no Stock Units will vest after your Service to the Company has terminated for any reason.

3. No Purchase of Stock Units. No cash payment is required for the Stock Units you receive pursuant to this Agreement.

4. Settlement of Stock Units.

(a) Settlement of Stock Units. Each of your vested Stock Units will be settled when it vests in either (a) cash, (b) Shares, or (c) any combination of both, as determined by the Committee and subject to applicable tax withholding.

(b) Special Considerations for Settlement in Shares. If the Committee settles your Stock Units in Shares, at the time of settlement, you will receive one Share for each vested Stock Unit; provided, however, that no fractional Shares will be issued or delivered pursuant to this Agreement, and the Committee will determine whether cash will be paid in lieu of any fractional Share or whether such fractional Share and any rights thereto will be cancelled, terminated or otherwise eliminated. In addition, the Shares are issued to you subject to the condition that the issuance of the Shares not violate any law or regulation. Until the Stock Units are settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 8 hereof.

5. Forfeiture.

(a) Termination. If your Service terminates for any reason, then your Award expires immediately as to the number of Stock Units that have not vested before the termination date and do not vest as a result of, or following, termination. This means that the unvested Stock Units will immediately be cancelled upon termination of your Service for any reason. You receive no payment for Stock Units that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under this Agreement and its determinations are conclusive and binding on all persons.

(b) Leaves of Absence. Your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work. If you go on a leave of absence, then the vesting schedule specified in Section 2 hereof may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in Section 2 hereof may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

6. Restrictions and Clarification of Rights.

(a) Nature of Stock Units. Your Stock Units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue Shares or cash on a future date, as set forth in Section 4. As a holder of Stock Units, you have no rights other than the rights of a general creditor of the Company.

(b) No Voting or Dividend Rights. Your Stock Units carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of the Company unless and until your Stock Units are settled by issuing Shares. No adjustments will be made for dividends or other rights if the applicable record date occurs before your Shares are issued, except that prior to settlement or forfeiture, any Stock Unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions (including without limitation, any forfeiture conditions) as the Stock Units to which they attach.

(c) No Retention Rights. Neither your Award nor this Agreement gives you the right to be employed or retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

(d) No Transfer of Stock Units. You may not sell, transfer, assign, pledge or otherwise dispose of any Stock Units. For instance, you may not use your Stock Units as security for a loan. If you attempt to do any of these things, your Stock Units will immediately become invalid.

(e) Transfer Restrictions on Shares Following Settlement of Stock Units. You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

7. Withholding Obligations. No Shares will be distributed to you unless you have made arrangements acceptable to the Company to pay withholding taxes that may be due as a result of this Award or the settlement of the Stock Units. These arrangements, at the sole discretion of the Company, may include (a) having the Company withhold Shares that otherwise would be distributed to you when the Stock Units are settled having a Fair Market Value equal to the amount necessary to satisfy the minimum statutory withholding amount, or (b) any other arrangement approved by the Company. The Fair Market Value of any Shares withheld, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes. You also authorize the Company, or your actual employer, to satisfy all withholding obligations of the Company or your actual employer with respect to this Award from your wages or other cash compensation payable to you by the Company or your actual employer.

8. Certain Adjustments. In the event of a stock split, a stock dividend or a similar change in the Company’s common stock, the Stock Units (and the Shares underlying the Stock Units) shall be treated consistently with the treatment of “Stock Units” under the Company’s 2010 Stock Incentive Plan, including Section 11(a)-(d) thereof.

9. Death. Any Stock Units that become payable after your death shall be distributed to your beneficiary or beneficiaries. You shall inform the Company of the identity of such beneficiary or beneficiaries according to the standard form of beneficiary designation available upon request from the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before your death. If no beneficiary was designated or if no designated beneficiary survives you, then any Stock Units that become payable after your death shall be distributed to your estate.

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

10. Committee Powers. Subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Committee (in its sole discretion) may permit or require you to (a) have cash that otherwise would be paid to you as a result of the settlement of Stock Units credited to a deferred compensation account established for you by the Committee as an entry on the Company’s books, or (b) have Shares that otherwise would be delivered to you as a result of the settlement of Stock Units converted into amounts credited to a deferred compensation account established for you by the Committee as an entry on the Company’s books. Such amounts shall be determined by reference to the Fair Market Value of such Shares as of the date when they otherwise would have been delivered to you. A deferred compensation account established hereunder may be credited with interest or other forms of investment return, as determined by the Committee. If an account is established for you, you shall have no rights other than those of a general creditor of the Company. Such an account shall represent an unfunded and unsecured obligation of the Company.

11.	Miscellaneous.

(a) Assignment. Every term of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

(b) Notice. Any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon the earliest of personal delivery, receipt or the third full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

(c) Applicable Law. This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice-of-law provisions).

(d) Integration. This Agreement constitutes the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee or the Company without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

(e) Administration. The Committee may, in its sole discretion, administer and interpret the terms of this Award and this Agreement, and may take any actions it deems necessary or advisable for the administration of this Agreement, in each case to the same extent it has the power to do such things with respect to provisions of, or awards under, the Company’s 2010 Stock Incentive Plan. No member of the Committee shall be liable for any action that he has taken or has failed to take in good faith with respect to the Agreement, the Award, or any right to acquire Shares or other value in settlement of the Stock Units.

(f) Tax Consequences. The Company shall not be liable as to the tax consequences expected, but not realized, by you or any other person due to the receipt, settlement, or forfeiture of the Stock Units.

(g) Effect of Change in Control. The Committee may determine, in its sole discretion, following the Grant Date that the Stock Units shall become vested as to all or part of the Shares subject to the Stock Units in the event that a Change in Control occurs with respect to the Company.

(h) No Rights as a Stockholder. Neither you, nor a transferee, shall have any rights as a stockholder with respect to any Shares covered by these Stock Units until the date of the issuance of a stock certificate for such Shares. No adjustments shall be made, except as provided in Section 8.

12. Definitions.

(a) “Affiliate” shall mean any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

(b) “Change in Control” shall mean the occurrence of any of the following events:

(i)	A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A)	had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

(B)	were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

(ii)	Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(iii)	The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (a) the continuing or surviving entity and (b) any direct or indirect parent corporation of such continuing or surviving entity; or

(iv)	The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (b)(i) above, the term “look-back” date shall mean the later of (1) the Effective Date (as defined in the Company’s 2010 Stock Incentive Plan) or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (b)(ii) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary and (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock.

Any other provision of this Section 12(b) notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the jurisdiction of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(c) “Committee” shall mean the Compensation Committee as designated by the Company’s board of directors (the “Board of Directors”).

(d) “Consultant” shall mean a consultant or advisor who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor (not including service as a member of the Board of Directors) or a member of the board of directors of a Parent or a Subsidiary, in each case who is not an Employee.

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

(e) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(f) “Fair Market Value” with respect to a Share, shall mean the market price of one Share, determined by the Committee as follows (in all cases, the determination of Fair Market Value by the Committee shall be conclusive and binding on all persons):

(v)	If the Company’s Shares were traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Stock is quoted or, if the Stock is not quoted on any such system, by the Pink Quote system;

(vi)	If the Company’s Shares were traded on any established stock exchange (such as the New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market) or national market system on the date in question, then the Fair Market Value shall be equal to the closing price reported for such date by the applicable exchange or system; and

(vii)	If none of the foregoing provisions is applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate

(g) “Outside Director” shall mean a member of the Company’s Board of Directors, as constituted from time to time, who is not a common-law employee of, or paid consultant to, the Company, a Parent or a Subsidiary.

(h) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the Grant Date shall be a Parent commencing as of such date.

(i) “Service” shall mean service as an Employee, Consultant or Outside Director. Service does not terminate when an Employee goes on a bona fide leave of absence in accordance with Section 5(b) hereof. The Company determines which leaves of absence count toward Service, and when Service terminates for all purposes under this Agreement.

(j) “Subsidiary” shall mean any corporation, if the Company and/or one or more other Subsidiaries own not less than 50% of the total combined voting power of all classes of outstanding stock of such corporation. A corporation that attains the status of a Subsidiary after the Grant Date shall be considered a Subsidiary commencing as of such date.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Award is governed by the term and conditions of this Agreement. No provision of the Agreement shall be construed to give any person any right to become, to be treated as, or to remain an Employee or Consultant. The Company and its subsidiaries reserve the right to terminate any person’s Service at any time and for any reason, with or without notice.

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT

By signing this document you further agree that the Company may deliver by e-mail all documents relating to the Agreement, the Award or settlement of Stock Units contemplated thereby (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail.

HOLDER OF STOCK UNITS:	MERU NETWORKS, INC.

By:
Holder’s Signature

Title:
Holder’s Printed Name

MERU NETWORKS, INC.

INDUCEMENT SERVICE-BASED RESTRICTED STOCK UNIT PLAN AND AGREEMENT